Exhibit 99.1
For Immediate Release                                         For more information:
                                Contact:  Michael Doherty
                                Phone:  949-673-1907
                                Email:  mdoherty@trestlecorp.com

TRESTLE HOLDINGS INC. ANNOUNCES FIRST QUARTER RESULTS
Revenues Decrease From Prior Year

IRVINE, Calif., May 16, 2005 - Trestle Holdings, Inc. (OTCBB:TLHO - News), a supplier of digital imaging systems for pathology and telemedicine applications today reported financial results for the quarter ended March 31, 2005.
Revenues for the first quarter of 2004 were $1.1 million, a decrease from $1.3 million in the same quarter of 2004. The decline in sales resulted from a decrease in MedMicro™ and MedReach™ sales as well as a decline in software support revenues. Revenues from MedMicro declined 12.5%, MedReach decreased by 22.1% and software support decreased by 47.9%. Gross profit for the third quarter was $300,000 compared to gross profit of $744,000 for the comparable quarter of 2004.
Operating expenses for the first quarter of 2005 were $1.677 million compared to first quarter of 2004 operating expenses of $1.891 million, a reduction of $214,000. First quarter of 2005 operating expenses consisted of $383,000 of research and development expense and $1.294 million of selling, general and administrative expense. First quarter of 2004 operating expenses consisted of $412,000 of research and development expense and $1.479 million of selling, general and administrative expense.
Interest income and other, net was $45,000 for the first quarter of 2005 compare to $19,000 for the same quarter in 2004.
Net loss was $1.332 million, or $0.18 per share, for the first quarter of 2005, compared to net loss of $1.128 million or $0.37 per share for the same quarter of 2004. The per share change was primarily due to the increase in the number of shares outstanding.
Commenting on the results of the quarter, Maurizio Vecchione, Chief Executive Officer of Trestle Holdings, Inc., said, “The results of the quarter reflect our strategic shift to establishing and selling our MedMicro product through a distributor network. ” Vecchione added, “While this change in channel strategy results in recognizing only a wholesaler prices for the system, it has the benefit of reducing internal selling and operating costs. Additionally, this move is in keeping with our broadening our product line to include not only equipment but services and software which may be sold through the same channels.”

About Trestle Holdings, Inc.

Trestle Holdings, Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The Company's products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.
Trestle’s digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The Company's live microscopy products, allows multiple physicians and scientists to remotely view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The Company’s slide scanning and imaging products, perform high-speed whole glass slide digitization for virtual microscopy applications. Trestle’s slide scanning products facilitates image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, the Company’s product enable improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.
Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products, allows scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real time integration of voice, video, medical devices, and patient data.

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This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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